Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Net earnings per share of $1.61, a second quarter record for AFG

•	Core net operating earnings $1.61 per share, an increase of 26% from the prior year period and a second quarter record for AFG

•	Second quarter annualized ROE of 12.3%; annualized core operating ROE of 12.3%

•	Full year 2017 core net operating earnings guidance increased to $6.40 - $6.90 per share

CINCINNATI – August 1, 2017 – American Financial Group, Inc. (NYSE: AFG) today reported 2017 second quarter net earnings attributable to shareholders of $145 million ($1.61 per share) compared to $54 million ($0.62 per share) for the 2016 second quarter. The $1.61 per share is a record for AFG’s second quarter. Net earnings for the quarter include $0.05 per share in after-tax realized gains on securities and expenses of $0.05 per share related to the redemption of AFG’s 6.375% Senior Notes. Comparatively, net earnings in the 2016 second quarter included a charge of $65 million ($0.73 per share) related to the exit of certain lines of business within our Lloyd’s-based insurer Neon, as well as $6 million ($0.07 per share) in after-tax earnings related to other non-core items. Details may be found in the table below. Book value per share was $60.36 per share at June 30, 2017. AFG paid cash dividends of $1.8125 per share during the quarter, which included a $1.50 per share special dividend. Annualized return on equity was 12.3% and 5.1% for the second quarters of 2017 and 2016, respectively.

Core net operating earnings were $145 million ($1.61 per share) for the 2017 second quarter, compared to $113 million ($1.28 per share) in the 2016 second quarter. The $1.61 represents a second quarter record for AFG core earnings per share. The improved results were attributable to higher operating earnings in our Specialty Property and Casualty (“P&C”) Insurance Segment and our Annuity Segment. Book value per share, excluding unrealized gains related to fixed maturities, was $54.97 per share at June 30, 2017. Core net operating earnings for the second quarters of 2017 and 2016 generated annualized returns on equity of 12.3% and 10.5%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$204	$183	$424	$357
Pretax non-core items:
Realized gains (losses) on securities	8	(16)	11	(34)
Gain on sale of subsidiaries	—	2	—	2
Gain on sale of apartment property	—	32	—	32
Neon exited lines charge	—	(65)	—	(65)
Loss on retirement of debt	(7)	—	(7)	—

Earnings before income taxes	205	136	428	292
Provision (credit) for income taxes:
Core operating earnings	59	64	126	123
Non-core items	1	9	2	2

Total provision (credit) for income taxes	60	73	128	125

Net earnings, including noncontrolling interests	145	63	300	167
Less net earnings attributable to noncontrolling interests:
Core operating earnings	—	6	2	10
Non-core items	—	3	—	2

Total net earnings attributable to noncontrolling interests	—	9	2	12

Net earnings attributable to shareholders	$145	$54	$298	$155

Net earnings:
Core net operating earnings(a)	145	113	296	224
Non-core items	—	(59)	2	(69)

Net earnings attributable to shareholders	$145	$54	$298	$155

Components of Earnings Per Share:
Core net operating earnings(a)	$1.61	$1.28	$3.29	$2.53
Non-core Items:
Realized gains (losses) on securities	0.05	(0.11)	0.08	(0.22)
Gain on sale of subsidiaries	—	0.01	—	0.01
Gain on sale of apartment property	—	0.17	—	0.17
Neon exited lines charge		(0.73)	—	(0.73)
Loss on retirement of debt	(0.05)	—	(0.05)	—

Diluted Earnings Per Share	$1.61	$0.62	$3.32	$1.76

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “Strong results in AFG’s Specialty P&C and Annuity Segments produced new second quarter earnings per share records for AFG. In addition, we are pleased to report strong investment results and meaningful growth across our portfolio of businesses.

“AFG had approximately $1.1 billion of excess capital (including parent company cash of approximately $425 million) at June 30, 2017. This is after our payment of the $1.50 per share special dividend in May 2017. In addition to returning capital to shareholders through dividends, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, share repurchases, particularly when executed at attractive valuations, are an important and effective component of our capital management strategy; we will continue to make opportunistic share repurchases when it makes sense to do so. We will evaluate our excess capital position again in the second half of 2017 and note that the special cash dividend paid in May does not preclude our consideration of additional actions with respect to our regular quarterly dividend, additional special dividends and opportunistic share repurchases.

“Based on results for the first six months of 2017, we now expect AFG’s core net operating earnings in 2017 to be in the range of $6.40 to $6.90 per share, up from our original estimate of $6.20 to $6.70 per share. Our core earnings per share guidance assumes no change in the corporate tax rate of 35%, and excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Operating earnings in AFG’s P&C Insurance Segment were $163 million in the second quarter of 2017, compared to $139 million in the prior year period, an increase of $24 million, or 17%. Higher P&C underwriting profit, higher net investment income and lower other expenses (primarily due to the impact of the noncontrolling interest in National Interstate in the second quarter of 2016) contributed to the improved results.

The Specialty P&C insurance operations generated an underwriting profit of $73 million in the 2017 second quarter, compared to $63 million in the second quarter of 2016, an increase of 16%. Each of our Specialty P&C Groups reported higher year-over-year underwriting profit. The second quarter 2017 combined ratio of 93.2% improved by 0.7 point over the prior year period. Results in the second quarter of 2017 include 2.2 points of favorable prior year reserve development, compared to 2.9 points in the comparable prior year period. Second quarter 2017 results include 1.7 points in catastrophe losses, compared to 2.0 points in the 2016 second quarter.

Gross and net written premiums were up 8% and 7%, respectively, for the second quarter of 2017, when compared to the second quarter of 2016. Pricing across our entire P&C Group was up 1% for the quarter.

The Property and Transportation Group reported an underwriting profit of $21 million in the second quarter of 2017, compared to $15 million in the second quarter of 2016. Higher underwriting profits in our agricultural and property & inland marine businesses were the drivers of the improved results. Catastrophe losses were $11 million for this group during the second quarter of 2017, compared to $12 million in the comparable prior year period.

Gross and net written premiums for the second quarter of 2017 were 7% and 3% higher, respectively, than the comparable 2016 period. The growth is primarily attributable to higher year-over-year premiums in our agricultural and transportation businesses, and growth in our Singapore Branch. This growth was partially offset by lower premiums resulting from an exit from the customs bond business, which was part of our ocean marine operations. Net written premiums were also impacted by lower retentions in National Interstate’s captive business. Overall renewal rates in this group increased 2% on average for the second quarter of 2017, including a 4% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported an underwriting profit of $29 million in the second quarter of 2017, compared to $23 million in the second quarter of 2016. Improved results in our excess and surplus lines businesses and Neon were partially offset by lower year-over-year profitability in our workers’ compensation and executive liability businesses, primarily due to lower favorable prior year reserve development. Catastrophe losses for this group were $2 million and $3 million in the second quarters of 2017 and 2016, respectively.

Gross and net written premiums for the second quarter of 2017 increased 10% and 12%, respectively, when compared to the second quarter of 2016, with nearly all of the businesses in this group reporting growth. A change in Neon’s mix of business to include a greater concentration in property business was a driver of higher premiums in the second quarter, which is typically when this business is written. Higher premiums in our workers’ compensation business, primarily the result of rate increases in the state of Florida, and higher premiums in our targeted markets businesses were other drivers of the year-over-year growth. Renewal pricing for this group was flat in the second quarter.

The Specialty Financial Group reported underwriting profit of $23 million in the second quarter of 2017, compared to $22 million in the second quarter of 2016. Higher underwriting profitability in our surety business was partially offset by lower underwriting profitability in our financial institutions business, primarily the result of higher catastrophe losses. Catastrophe losses for this group were $5 million and $3 million in the second quarters of 2017 and 2016, respectively. Nearly all of the businesses in this group continued to achieve excellent underwriting margins.

Gross and net written premiums for the second quarter of 2017 were up 1% and 3%, respectively, when compared to the same 2016 period, primarily as a result of higher premiums in our fidelity and crime business, which were partially offset by lower premiums in our financial institutions business. Pricing in this group was down 2% for the quarter.

Carl Lindner III stated: “Our Specialty P&C Group reported another strong quarter. I am very pleased with overall underwriting margins, solid premium growth, and meaningful improvement reported by several of our businesses. Based on results during the first six months of the year, we continue to estimate growth in net written premium to be between 3% and 7% and continue to expect an overall 2017 calendar year combined ratio in the range of 92% to 94%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment contributed $85 million in pretax operating earnings in the second quarter of 2017 compared to $76 million in the second quarter of 2016. Earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $101 million in the second quarter of 2017 compared to $102 million in the second quarter of 2016.

Components of Annuity Operating Earnings Before Income Taxes

In millions	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2017	2016		2017	2016
Annuity earnings before fair value accounting for FIAs	$101	$102	(1%)	$199	$186	7%
Impact of fair value accounting for FIAs	(16)	(26)	nm	(18)	(57)	nm

Pretax annuity operating earnings	$85	$76	12%	$181	$129	40%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s quarterly average annuity investments and reserves grew approximately 11% and 12%, respectively, year-over-year; the benefit of this growth was offset by the runoff of higher yielding investments.

Impact of Fair Value Accounting for FIAs – Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results.

In the second quarter of 2017, the benefit of a higher stock market was more than offset by lower interest rates, resulting in a $16 million unfavorable impact to annuity operating earnings. In the second quarter of 2016, medium to long-term interest rates decreased more substantially (30 to 40 basis points), compared to our expectation that they would increase slightly, resulting in a $26 million unfavorable impact on pretax earnings. These impacts are shown in the “Impact of fair value accounting for FIAs” amounts shown in the table above.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.3 billion in the second quarter of 2017, compared to $1.1 billion in the second quarter of 2016. Although all major channels reported year-over-year growth, the increase was due primarily to growth in traditional fixed annuity sales in the Financial Institutions channel. AFG’s strong premium production in the first six months of 2017 reflects new products, additional staffing, and increased market share within existing financial institutions.

Craig Lindner stated, “I am pleased with the strong operating results achieved by the Annuity Segment during the second quarter. Based on these results, annuity earnings before fair value accounting are now expected to be in the range of $385 to $405 million, up from AFG’s previous guidance of $380 to $400 million. This is the second increase this year of our pre-fair value guidance. However, due to the decrease in market interest rates to date in 2017, our estimate for 2017 pretax annuity operating earnings (after fair value accounting) is now expected to be in the range of $370 to $390 million, compared to our original guidance of $375 million to $395 million.

“In response to 2017’s decline in market interest rates, AFG announced decreases in the crediting rates and rider benefits on the majority of its products in the second quarter of 2017. As a result, AFG has seen a recent slowdown in premiums. We now expect our 2017 annuity premiums to be relatively flat compared to the $4.4 billion reported in 2016.”

Fluctuations in the returns on investments that are required to be marked to market, or large changes in interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.

Department of Labor (DOL) Rule – The DOL Fiduciary Rule became effective on June 9, 2017, although the DOL delayed certain requirements until January 1, 2018. As a result, insurance-only agents are able to continue selling fixed-indexed annuities through the end of 2017, provided the agent acts in the customer’s best interest, makes no misleading statements and receives only reasonable compensation. There is considerable uncertainty as to whether the rule will take effect in its current form on January 1, 2018 or if there will be an additional delay or adjustments to the rule. AFG’s management continues to believe the implementation of the rule in its current form and on the current schedule will impact annuity premiums throughout the remainder of 2017 and into 2018. Nonetheless, management does not believe the new rule will have a material impact on AFG’s results of operations.

More information about premiums and the results of operations for our Annuity Segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Investments

AFG recorded second quarter 2017 net realized gains on securities of $5 million after tax and after deferred acquisition costs (DAC), compared to net realized losses on securities of $10 million in the comparable 2016 period. Unrealized gains on fixed maturities were $481 million after tax and after DAC at June 30, 2017, an increase of $175 million since year-end. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the six months ended June 30, 2017, P&C net investment income was approximately 6% higher than the comparable 2016 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Loss on Retirement of Debt

On June 26, 2017, AFG redeemed all $230 million principal amount of its outstanding 6.375% Senior Notes due June 2042, at 100% of principal plus accrued and unpaid interest. The redemption resulted in after-tax expenses of $5 million ($0.05 per share) related to unamortized debt issue costs.

On July 20, 2017, AFG provided notice of redemption of all of the outstanding 5.75% Senior Notes due August 2042. The 5.75% Senior Notes, which have an outstanding principal balance of $125 million, will be redeemed on August 25, 2017, at 100% of principal plus accrued and unpaid interest, if any, to the redemption date. It is expected that the early redemption of the 5.75% Senior Notes will result in after-tax expenses of $2 million ($0.02 per share) related to unamortized debt issue costs during the third quarter of 2017.

The redemptions of the 6.375% and 5.75% Senior Notes are financed, in part, by the $345 million of net proceeds from the May 2017 offering of $350 million of 4.50% Senior Notes due June 15, 2047. It is expected that the redemption of the 6.375% and 5.75% Senior Notes and the issuance of the 4.50% Senior Notes will result in annual pretax interest savings to AFG of $6 million ($0.04 per share after-tax), beginning in 2018.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $55 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2017 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 2, 2017. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 51157158. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 9, 2017. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 51157158.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until August 9, 2017 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG17-14

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
P&C insurance net earned premiums	$1,065	$1,027	$2,087	$2,025
Life, accident & health net earned premiums	5	6	11	12
Net investment income	460	423	895	834
Realized gains (losses) on:
Securities	8	(16)	11	(34)
Subsidiaries	—	2	—	2
Income (loss) of managed investment entities:
Investment income	50	48	101	93
Gain (loss) on change in fair value of assets/liabilities	11	11	11	(2)
Other income	47	80	106	126

Total revenues	1,646	1,581	3,222	3,056

Costs and expenses
P&C insurance losses & expenses	1,001	1,035	1,949	1,950
Annuity, life, accident & health benefits & expenses	278	274	536	546
Interest charges on borrowed money	23	19	44	37
Expenses of managed investment entities	51	36	92	71
Other expenses	88	81	173	160

Total costs and expenses	1,441	1,445	2,794	2,764

Earnings before income taxes	205	136	428	292
Provision for income taxes(b)	60	73	128	125

Net earnings including noncontrolling interests	145	63	300	167
Less: Net earnings attributable to noncontrolling interests	—	9	2	12

Net earnings attributable to shareholders	$145	$54	$298	$155

Diluted Earnings per Common Share	$1.61	$0.62	$3.32	$1.76

Average number of diluted shares	89.8	88.4	89.6	88.4

	June 30, 2017	December 31, 2016
Selected Balance Sheet Data:
Total cash and investments	$44,779	$41,433
Long-term debt	$1,405	$1,283
Shareholders’ equity(c)	$5,312	$4,916
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$4,837	$4,617
Book Value Per Share	$60.36	$56.55
Book Value Per Share (excluding unrealized gains/losses related to fixed maturities	$54.97	$53.11
Common Shares Outstanding	88.0	86.9

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2017	2016		2017	2016
Gross written premiums	$1,503	$1,398	8%	$2,827	$2,641	7%

Net written premiums	$1,130	$1,056	7%	$2,157	$2,035	6%

Ratios (GAAP):
Loss & LAE ratio	59.5%	61.2%		59.5%	59.8%
Underwriting expense ratio	33.7%	32.7%		33.2%	32.9%

Specialty Combined Ratio	93.2%	93.9%		92.7%	92.7%

Combined Ratio – P&C Segment	93.4%	100.3%		92.8%	95.9%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$573	$538	7%	$989	$936	6%
Specialty Casualty	756	688	10%	1,500	1,386	8%
Specialty Financial	174	172	1%	338	319	6%

	$1,503	$1,398	8%	$2,827	$2,641	7%

Net Written Premiums:
Property & Transportation	$393	$382	3%	$717	$693	3%
Specialty Casualty	561	503	12%	1,101	1,022	8%
Specialty Financial	149	144	3%	290	269	8%
Other	27	27	—	49	51	(4%)

	$1,130	$1,056	7%	$2,157	$2,035	6%

Combined Ratio (GAAP):
Property & Transportation	94.2%	95.9%		90.7%	93.4%
Specialty Casualty	94.7%	95.3%		95.8%	94.8%
Specialty Financial	84.4%	84.4%		84.8%	83.5%
Aggregate Specialty Group	93.2%	93.9%		92.7%	92.7%

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(11)	$(12)	$(28)	$(29)
Specialty Casualty	(5)	(10)	(11)	(14)
Specialty Financial	(8)	(7)	(17)	(11)
Other Specialty	1	(1)	4	(3)

Specialty Group Excluding Neon Charge	(23)	(30)	(52)	(57)
Neon Exited Lines Charge and Other	1	58	2	57

Total Reserve Development	$(22)	$28	$(50)	$—

Points on Combined Ratio:
Property & Transportation	(3.1)	(3.2)	(4.0)	(4.1)
Specialty Casualty	(0.9)	(2.0)	(1.0)	(1.4)
Specialty Financial	(5.4)	(4.6)	(5.8)	(4.0)
Aggregate Specialty Group	(2.2)	(2.9)	(2.5)	(2.8)
Total P&C Segment	(2.0)	2.7	(2.4)	0.1

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2017	2016		2017	2016
Annuity Premiums:
Financial Institutions	$715	$607	18%	$1,464	$1,260	16%
Retail	496	435	14%	985	1,001	(2%)
Education Market	47	45	4%	92	102	(10%)
Variable Annuities	8	11	(27%)	15	20	(25%)

Total Annuity Premiums	$1,266	$1,098	15%	$2,556	$2,383	7%

Components of Operating Earnings Before Income Taxes

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2017	2016		2017	2016
Revenues:
Net investment income	$360	$344	5%	$707	$659	7%
Other income	26	24	8%	53	50	6%

Total revenues	386	368	5%	760	709	7%
Costs and Expenses:
Annuity benefits	224	223	—	420	451	(7%)
Acquisition expenses	47	40	18%	99	74	34%
Other expenses	30	29	3%	60	55	9%

Total costs and expenses	301	292	3%	579	580	—

Operating earnings before income taxes	$85	$76	12%	$181	$129	40%

Supplemental Annuity Information

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2017	2016		2017	2016
Operating earnings before impact of fair value accounting on FIAs	$101	$102	(1%)	$199	$186	7%
Impact of fair value accounting	(16)	(26)	nm	(18)	(57)	nm

Operating earnings before income taxes	$85	$76	12%	$181	$129	40%

Average fixed annuity reserves*	$31,212	$27,861	12%	$30,698	$27,398	12%
Net interest spread*	2.61%	2.84%		2.59%	2.69%
Net spread earned before impact of fair value accounting*	1.32%	1.45%		1.31%	1.33%
Net spread earned after impact of fair value accounting*	1.11%	1.08%		1.19%	0.91%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Core Operating Earnings before Income Taxes:
P&C insurance segment	$163	$139	$332	$297
Annuity segment, before impact of fair value accounting	101	102	199	186
Impact of fair value accounting	(16)	(26)	(18)	(57)
Run-off long-term care and life segment	2	—	2	(1)
Interest and other corporate expenses	(46)	(38)	(93)	(78)

Core operating earnings before income taxes	204	177	422	347
Related income taxes	59	64	126	123

Core net operating earnings	$145	$113	$296	$224

b)	Excluding the significant tax benefit related to stock-based compensation, AFG’s effective tax rate for the quarter and six months ended June 30, 2017 was 32% and 33%, respectively. Excluding the impact of the Neon Exited Lines Charge that was reported in the second quarter of 2016, AFG’s effective tax rate for the quarter and six months ended June 30, 2016 was 36% and 35%, respectively. AFG maintains a full valuation allowance against the deferred tax benefits associated with losses related to AFG’s specialist Lloyd’s insurance business, Neon.

c)	Shareholders’ Equity at June 30, 2017 includes $481 million ($5.46 per share) in unrealized after-tax gains on fixed maturities and $6 million ($0.07 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2016 includes $306 million ($3.52 per share) in unrealized after-tax gains on fixed maturities and $7 million ($0.08 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.